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                                                                   EXHIBIT 23.02

                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Board of Directors
Keynote Systems, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Keynote Systems, Inc. filed on or about November 13, 2001, of our report dated October 27, 2000, with respect to the consolidated balance sheets of Keynote Systems, Inc. and subsidiaries as of September 30, 2000 and 1999 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the years in the three-year period ended September 30, 2000, and the related financial statement schedule, which report appears in the September 30, 2000 annual report on Form 10-K of Keynote Systems, Inc. and subsidiaries.

                                          /s/ KPMG LLP

Mountain View, California
November 13, 2001